Exhibit (a)(5)(c)

Amerant Bancorp Inc. Announces Preliminary Results

of its Successful Modified Dutch Auction Tender Offer

CORAL GABLES, Fla., Dec. 21, 2020 (GLOBE NEWSWIRE) – Amerant Bancorp Inc. (NASDAQ: AMTB and AMTBB) (the “Company” or “Amerant”) announced today the preliminary results of its successful modified “Dutch auction” tender offer to purchase, for cash, up to $50.0 million of shares of its Class B common stock, $0.10 par value per share (the “Class B Common Stock”), at a price per share not less than $11.05 and not greater than $12.55, which expired at 11:59 p.m., New York City time, on December 18, 2020. As described below, the tender offer was oversubscribed.

Based on the preliminary count by Computershare Trust Company, N.A., the depositary for the tender offer, a total of 4,940,289 shares of Class B Common Stock were properly tendered and not properly withdrawn at or below the purchase price of $12.55 per share, including 127,711 shares that were tendered by notice of guaranteed delivery. The number of shares conditionally tendered was 754,292 based on the preliminary count by the depositary.

The tender offer was oversubscribed. Pursuant to the terms of the tender offer, the Company has elected to purchase 265,722 additional shares (2% of its outstanding shares of Class B Common Stock) and as a result it will purchase 4,249,785 shares at the final purchase price of $12.55 per share on a pro rata basis, except for tenders of odd lots, which will be accepted in full, for a total cost of approximately $53.3 million, excluding fees and expenses related to the tender offer. As such, Amerant has determined that the preliminary proration rate for the tender offer is approximately 86.07%. The shares expected to be purchased in the tender offer represent approximately 32% of Amerant’s shares of Class B Common Stock outstanding as of November 12, 2020.

The number of shares of Class B Common Stock to be purchased, the purchase price and the proration rate are preliminary and subject to change. The preliminary information contained in this press release is subject to confirmation by the depositary and is based on the assumption that all shares tendered through notice of guaranteed delivery will be delivered within the two trading day settlement period. The final number of shares to be purchased and the final purchase price will be announced following the expiration of the guaranteed delivery period and completion by the depositary of the confirmation process. Payment for the shares accepted for purchase under the tender offer, and return of all other shares tendered and not purchased, will occur promptly thereafter.

Amerant may, in the future, decide to purchase additional shares of Class B Common Stock in the open market subject to market conditions, private transactions, tender offers or otherwise subject to applicable law. Any such purchases may be on the same terms as, or on terms that are more or less favorable to shareholders than, the terms of this tender offer. Whether Amerant makes additional repurchases in the future will depend on many factors, including but not limited to its business and financial performance, the business and market conditions at the time, including the price of the shares of Class B Common Stock, and other factors the Company considers relevant.

The information in this press release describing the tender offer is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell shares of Class B Common Stock in the tender offer. The tender offer was made only pursuant to the Offer to Purchase and the related materials that the Company filed with the SEC, as amended or supplemented. Shareholders who have questions or would like additional information about the tender offer may contact the information agent for the tender offer, Keefe, Bruyette & Woods, a Stifel Company, toll-free in the United States at (877) 821-5775 or in Venezuela at 58 212-3353038.

Keefe, Bruyette & Woods, a Stifel Company, acted as dealer manager and information agent for the tender offer. Akerman LLP served as legal counsel to Amerant and Squire Patton Boggs (US) LLP served as legal counsel to Keefe, Bruyette & Woods, a Stifel Company.

About Amerant Bancorp Inc.

The Company is a bank holding company headquartered in Coral Gables, Florida. The Company operates through its subsidiaries, Amerant Bank, N.A. (the “Bank”), Amerant Investments, Inc., Amerant Trust, N.A. and Elant Bank and Trust Ltd. The Company provides individuals and businesses in the U.S., as well as select international clients, with deposit, credit and wealth management services. The Bank, which has operated for over 40 years, is the second largest community bank headquartered in Florida. The Bank operates 25 banking centers—18 in South Florida and 7 in the Houston, Texas area—and loan production offices in Dallas, Texas and New York, New York.

Visit our investor relations page at https://investor.amerantbank.com for additional information.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, statements regarding the tender offer, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “will,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “plan,” “point to,” “project,” “could,” “intend,” “target,” “goals,” “outlooks,” “modeled,” “create,” and other similar words and expressions of the future.

Forward-looking statements, including those as to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the Company’s actual results, performance, achievements, or financial condition to be materially different from future results, performance, achievements, or financial condition expressed or implied by such forward-looking statements. You should not rely on any forward-looking statements as predictions of future events. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with factors that include but are not limited to: the Company’s ability to consummate the tender offer, changes in general market, economic, tax, regulatory or industry conditions; credit risk; changes in market interest rates; the length and severity of the COVID-19 outbreak and its impact on the Company’s business and financial condition; economic downturn or recession; and government regulation and supervision. Additional factors that may cause actual results to differ materially from those described in the forward-looking statements can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, our quarterly report for the quarter ended June 30, 2020, as well as its other filings with the SEC, which are available on the SEC website at www.sec.gov. Except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements.

CONTACT

Investors

InvestorRelations@amerantbank.com

(305) 460-8728

Media

media@amerantbank.com

(305) 441-8414